EXHIBIT 99.1

Contact:                                Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS SIGNS LETTER OF INTENT TO ACQUIRE
CONTROLLING INTEREST IN MICA-TECH, INC.

CAMARILLO, California – March 7, 2007

AML Communications, Inc. (AMLJ.OB) announced today that it entered into a letter of intent to acquire a controlling position in Mica-Tech, Inc. in a cash-for-stock transaction.  Under the terms of the agreement AML will purchase 51% of Mica-Tech’s outstanding stock for $800,000.  The acquisition is subject to negotiation of a definitive agreement.

Mica-Tech is a privately held corporation that designs, manufactures, and markets an intelligent satellite communication system that provides Supervisory Control And Data Acquisition (SCADA) of the electric power grid.  Mica-Tech has successfully deployed its products with a leading utility company.  Penetration into the country-wide utility companies market is in initial phases.  The company website is located at http://www.mica-tech.com

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Microwave markets. The Company’s Web site is located at http://www.amlj.com

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.